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Ex-10.51
Placement Agreement between the Company and Jack King


                                  EXHIBIT 10.51


September 10, 1999


Mr. Jack King
Southcourt, Ltd.
Irvine, CA 92602

RE: TELEGEN OFFERING

Dear Jack,

Telegen Corporation is pleased to compensate you for your assistance in placing up to $13.9 million in financing either through an offering of Telegen post-reorganization common stock, an offering of Telegen Display Laboratories, Inc., common stock or through a bridge loan offering which converts into post-reorganization Telegen common stock. This compensation would be in the form of a placement fee equal to 5% of the net money raised through your sources and would be payable in post-reorganization Telegen common stock.

As to the compensation regarding the sale of Telegen post-reorganization stock or debt, this agreement is subject to the approval of the Bankruptcy Court, which we do not believe should be an issue. I have instructed our Counsel to make the appropriate applications to the Court for such approvals.

Thanks for again for your assistance.

Best regards,

/S/ JESSICA L STEVENS

Jessica L. Stevens
President/CEO



AGREED:

   /S/ JACK KING
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